UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

Scripps Networks Interactive, Inc.

(Name of Issuer)

Class A Common Shares

(Title of Class of Securities)

811054402

(CUSIP Number)

Tracy Tunney Ward

Miramar Services, Inc.

250 Grandview Ave., Suite 400

Fort Mitchell, KY 41017

(859) 655-4503

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

    May 15, 2015

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	Name of reporting person Adam R. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 1,138,108
	8	Shared voting power 31,533,112
	9	Sole dispositive power 2,742,108
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 32,671,220
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 26.0%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Anne La Dow
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 160,361
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Anne M. La Dow Trust under Agreement dated 10/27/2011
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 160,361
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person Anthony S. Granado
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 100
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Barbara Victoria Scripps Evans
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 112,468
	10	Shared dispositive power 1,096,436
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Careen Cardin
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 6,000
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Charles E. Scripps, Jr.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 492,497
	8	Shared voting power 31,533,112
	9	Sole dispositive power 2,096,496
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 32,025,609
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.5%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Charles Kyne McCabe
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 1,653,308
	8	Shared voting power 31,533,112
	9	Sole dispositive power 3,922,308
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 33,186,420
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 26.4%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Charles L. Barmonde
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1,000
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Cody Dubuc
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 7,000
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Corina S. Granado
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 284,119
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1,085,619
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,817,231
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.3%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Crystal Vasquez Lozano
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 300
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Cynthia J. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 113,943
	8	Shared voting power 31,533,112
	9	Sole dispositive power 915,943
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,647,055
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.2%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Douglas A. Evans
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 10,228
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Douglas A. Evans 1983 Trust
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 17,320
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person Eaton M. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 486,422
	8	Shared voting power 31,533,112
	9	Sole dispositive power 2,736,401
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 32,019,534
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.5%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Edward W. Scripps, Jr.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 1,056,410
	8	Shared voting power 31,533,112
	9	Sole dispositive power 2,769,621
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 32,589,522
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.9%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Eli W. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 45,034
	8	Shared voting power 31,533,112
	9	Sole dispositive power 312,367
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,578,146
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Elizabeth A. Logan
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 22,993
	8	Shared voting power 31,533,112
	9	Sole dispositive power 159,991
	10	Shared dispositive power 1,604,000
11	Aggregate amount beneficially owned by each reporting person 31,556,105
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Elizabeth Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 202
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Ellen B. Granado
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 100
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Ellen M. Scripps Kaheny
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 53,318
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 53,318
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person Estate of Robert P. Scripps, Jr.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 758,108
	8	Shared voting power 31,533,112
	9	Sole dispositive power 2,362,108
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 32,291,220
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.7%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Eva Scripps Attal
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 819,454
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1,642,597
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 32,352,566
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.7%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Geraldine Scripps Granado
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 100
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Gerald J. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 38,034
	8	Shared voting power 31,533,112
	9	Sole dispositive power 318,034
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,571,146
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person J. Sebastian Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 556,950
	8	Shared voting power 31,533,112
	9	Sole dispositive power 2,160,948
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 32,090,062
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.5%
14	Type of reporting person (see instructions) IN

1	Name of reporting person James Bryce Vasquez
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 100
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Jimmy R. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 937,647
	8	Shared voting power 31,533,112
	9	Sole dispositive power 2,541,647
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 32,470,759
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.8%
14	Type of reporting person (see instructions) IN

1	Name of reporting person John P. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 87,098
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person John P. Scripps Trust Exempt Trust under agreement dated 2/10/77
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 49,382
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 349,018
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 33,780
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 33,780
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 349,018
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 349,018
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person John Patrick Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 1,400
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1,401
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,534,512
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person John Peter Scripps 2013 Revocable Trust dtd December 20, 2013
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 87,098
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person Jonathan L. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 116,034
	8	Shared voting power 31,533,112
	9	Sole dispositive power 383,367
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,649,146
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.2%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Julia Scripps Heidt
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 126,169
	8	Shared voting power 31,533,112
	9	Sole dispositive power 928,169
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,659,281
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.2%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Kathy Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,715,120
	9	Sole dispositive power 0
	10	Shared dispositive power 1,786,008
11	Aggregate amount beneficially owned by each reporting person 31,715,120
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.2%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Kendall S. Barmonde
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1,000
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Keon Korey Vasquez
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 300
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person La Dow Family Trust under agreement dated 6/29/2004
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 305,824
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person Manuel E. Granado
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 100
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Margaret Scripps Klenzing
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 39,319
	8	Shared voting power 31,533,112
	9	Sole dispositive power 841,315
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,572,431
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Marilyn S. Wade
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 802,000
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Mary Ann S. Sanchez
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1,603,999
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 32,335,111
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.6%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Mary Peirce
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 64,339
	8	Shared voting power 33,137,112
	9	Sole dispositive power 864,339
	10	Shared dispositive power 1,604,000
11	Aggregate amount beneficially owned by each reporting person 31,597,451
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Maxwell Christopher Logan
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Megan Scripps Tagliaferri
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 802,000
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Molly E. McCabe
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 23,416
	8	Shared voting power 31,533,112
	9	Sole dispositive power 825,416
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,556,528
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Monica Holcomb
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 150
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Nackey E. Scagliotti
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 766,742
	8	Shared voting power 31,552,883
	9	Sole dispositive power 1,556,629
	10	Shared dispositive power 19,771
11	Aggregate amount beneficially owned by each reporting person 32,319,625
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.7%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Paul K. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 34,267
	8	Shared voting power 31,533,112
	9	Sole dispositive power 68,047
	10	Shared dispositive power 1,096,436
11	Aggregate amount beneficially owned by each reporting person 31,567,379
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Peggy Scripps Evans
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 2
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Peter M. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Peter R. La Dow
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 305,824
	10	Shared dispositive power 1,096,436
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Raymundo H. Granado, Jr.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 300
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Rebecca Scripps Brickner
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 32,291,220
	9	Sole dispositive power 801,850
	10	Shared dispositive power 2,362,108
11	Aggregate amount beneficially owned by each reporting person 32,291,220
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.7%
14	Type of reporting person (see instructions) IN

1	Name of reporting person R. Michael Scagliotti
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,552,883
	9	Sole dispositive power 12,063
	10	Shared dispositive power 19,771
11	Aggregate amount beneficially owned by each reporting person 31,552,883
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Sam D.F. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Samantha J. Brickner
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 250
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Savannah Brickner
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 250
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Samuel Joseph Logan
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Scripps Family 1992 Revocable Trust, dated 06-09-92
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 182,008
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1,786,008
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,715,120
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.2%
14	Type of reporting person (see instructions) OO

1	Name of reporting person The Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 299,124
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person The Paul K. Scripps Family Revocable Trust
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 5,168
	8	Shared voting power 31,533,112
	9	Sole dispositive power 5,168
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,538,280
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person The Peter M. Scripps Trust under agreement dated 11/13/2002
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Wyoming
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person Thomas S. Evans
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 61,368
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person Victoria S. Evans Trust under agreement dated 5/19/2004
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization California
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 0
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) OO

1	Name of reporting person Virginia S. Vasquez
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 48,719
	8	Shared voting power 32,291,220
	9	Sole dispositive power 850,369
	10	Shared dispositive power 2,362,108
11	Aggregate amount beneficially owned by each reporting person 32,339,939
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.7%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Welland H. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,112
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Wendy E. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 805,722
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1,607,722
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 32,338,834
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.7%
14	Type of reporting person (see instructions) IN

1	Name of reporting person Wesley W. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 5,575
	8	Shared voting power 31,533,112
	9	Sole dispositive power 5,675
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,538,687
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person William A. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 302,647
	8	Shared voting power 31,533,112
	9	Sole dispositive power 1,906,447
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,835,759
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.3%
14	Type of reporting person (see instructions) IN

1	Name of reporting person William A. Scripps, Jr.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 200
	8	Shared voting power 31,533,112
	9	Sole dispositive power 300
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 31,533,312
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.1%
14	Type of reporting person (see instructions) IN

1	Name of reporting person William H. Scripps
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3	SEC use only
4	Source of funds (see instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization U.S.
Number of shares beneficially owned by each reporting person with:	7	Sole voting power 0
	8	Shared voting power 31,715,120
	9	Sole dispositive power 0
	10	Shared dispositive power 1,786,008
11	Aggregate amount beneficially owned by each reporting person 31,715,120
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row 11 25.2%
14	Type of reporting person (see instructions) IN

CUSIP No. 811054402

EXPLANATORY NOTE

This Amendment No. 7 to Schedule 13D (this “Amendment”) amends the items included herein that were contained in the Schedule 13D filed on January 24, 2013 and amended by Amendment No. 1 dated March 18, 2013, Amendment No. 2 dated September 20, 2013, Amendment No. 3 dated April 1, 2014, Amendment No. 4 dated July 7, 2014, Amendment No. 5 dated October 10, 2014 and Amendment No. 6 dated January 14, 2015 (as amended, the “Original Schedule 13D” and, together with this Amendment, this “Schedule 13D”) relating to the Class A Common Shares, $.01 par value per share (the “Class A Common Shares”), and Common Voting Shares, $.01 par value per share (the “Common Voting Shares,” and, together with the Class A Common Shares, the “Common Shares”), of Scripps Networks Interactive, Inc., an Ohio corporation (the “Issuer”).

The persons filing this Schedule 13D (the “Reporting Persons”) are parties to the Scripps Family Agreement dated October 15, 1992, as amended and restated on May 19, 2015 (the “Scripps Family Agreement”), which restricts the transfer and governs the voting of Common Voting Shares that the Reporting Persons own or may acquire. Certain of the Reporting Persons are residuary beneficiaries (the “Trust Beneficiaries”) of The Edward W. Scripps Trust (the “Trust”), which held 32,080,000 Common Voting Shares and 32,762,195 Class A Common Shares prior to the distribution or sale of such shares on March 14, 2013 (on which 63,221,105 of the Common Shares were distributed to the residuary beneficiaries of the Trust (the “Trust Beneficiaries”) or to co-guardians (now co-trustees) on behalf of a minor Trust Beneficiary, other than three other Trust Beneficiaries who are minors (the “Minors”)), March 19, 2013 (on which 37 Class A Common Shares held by the Trust were sold in the open market so that no fractional shares would be distributed) and September 20, 2013 (on which the remaining 1,621,053 Common Shares held by the Trust were distributed to trusts established for the purpose of holding the shares on behalf of the Minors (collectively, the “Minors’ Trusts”)). In addition, since the filing of the Original Schedule 13D, the Reporting Persons have engaged in transactions in the Common Shares and new parties have been added to the Scripps Family Agreement.

This Amendment is being filed to, among other things, (a) add additional new parties to the Scripps Family Agreement as Reporting Persons under this Schedule 13D, (b) provide or update the information regarding the beneficial ownership of the Common Shares by the Reporting Persons and (c) describe the amendment and restatement of the Scripps Family Agreement.

Item 2.	Identity and Background.

Appendix A, which is referred to in Item 2 of the Original Schedule 13D, is hereby amended to add the information set forth on Appendix A hereto regarding each new Reporting Person.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Original Schedule 13D is hereby amended to add the following:

The aggregate price of the purchased Common Shares being reported in Item 5(c) of this Amendment was approximately $.2 million for Nackey E. Scagliotti, $1 million for Charles Kyne McCabe, $1.6 million for Eva Scripps Attal, $.9 million for Gerald J. Scripps, $48.3 million for Eaton M. Scripps and $8.6 million for Edward W. Scripps. The respective purchaser’s personal funds were used as the source of funding for these Common Shares.

CUSIP No. 811054402

Item 4.	Purpose of the Transaction.

Item 4 of the Original Schedule 13D is hereby amended to add the following:

Since the filing of the Original Schedule 13D, the Reporting Persons have engaged in transactions in the Common Shares, including those set forth on Appendix C hereto. These transactions include market sales, a market purchase, private sales, gifts, trust contributions and distributions and sales to the Issuer.

The sale by two Reporting Persons, Careen Cardin and Cody Dubuc, of 395,000 and 394,000 Common Voting Shares, respectively, to Eva Scripps Attal, Gerald J. Scripps, Eaton M. Scripps and Edward W. Scripps closed on January 27, 2015.

On February 27, 2015, the Issuer repurchased an aggregate of 3,007,162 Class A Common Shares at a purchase price of $72.09 per share from (a) J. Sebastian Scripps, a Reporting Person, (b) a trust created for a minor Trust Beneficiary, of which Elizabeth A. Logan and Mary Peirce, each a Reporting Person, serve as co-trustees, and (c) the Minors’ Trusts, of which Mary Ann S. Sanchez, a Reporting Person, is a trust advisor.

At the Issuer’s annual meeting of shareholders held on May 12, 2015, the term as a director of one Reporting Person, Nackey E. Scagliotti, ended and she did not stand for re-election. Two other Reporting Persons, Mary Peirce and Wesley W. Scripps were re-elected to serve as a director of the Issuer until the next annual meeting of shareholders.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) Appendix B hereto sets forth (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person (excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated), (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all Common Voting Shares subject to the Scripps Family Agreement, and (iii) the percentage of the number of outstanding Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person.

(b) Except as provided in the Scripps Family Agreement or as set forth on Appendix B, each Reporting Person has the sole power to dispose or direct the disposition of all Class A Common Shares and Common Voting Shares that such Reporting Person beneficially owned as of May 22, 2015.

The Common Voting Shares held by the Reporting Persons will be voted as instructed by a vote conducted in accordance with the procedures of Section 9 of the Scripps Family Agreement. Due to this shared voting power, the aggregate number of Common Voting Shares that may be deemed to be beneficially owned by each Reporting Person includes Common Voting Shares held by the other Reporting Persons. The 1,604,000 Common Voting Shares held by the co-trustees on behalf of the minor Trust Beneficiary and the 801,999 Common Voting Shares held by the Minors’ Trusts are not subject to the Scripps Family Agreement, and the Reporting Persons as a group do not have shared voting power with respect to these shares.

CUSIP No. 811054402

(c) Except as described herein and on Appendix C, none of the Reporting Persons has effected any transactions in the Class A Common Shares or Common Voting Shares in the past 60 days.

(d) Inapplicable.

(e) Inapplicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Original Schedule 13D is hereby amended to add the following at the end of the Section entitled “Scripps Family Agreement”:

On May 19, 2015, the Reporting Persons entered into an Amended and Restated Scripps Family Agreement (which will continue to be referred to as the “Scripps Family Agreement”) with the Issuer and The E.W. Scripps Company, which, among other things, expanded the categories of permitted transferees of the Common Voting Shares, removed provisions that were no longer applicable and consolidated the effects of the prior amendments to the agreement. The full text of the Scripps Family Agreement, as amended and restated, is attached hereto as Exhibit 2.

The sale by two Reporting Persons, Careen Cardin and Cody Dubuc, of 395,000 and 394,000 Common Voting Shares, respectively, to Eva Scripps Attal, Gerald J. Scripps, Eaton M. Scripps and Edward W. Scripps closed on January 27, 2015.

The first paragraph under the heading “Other Relationships” is hereby amended and restated in its entirety as follows:

Ms. Mary Peirce and Mr. Wesley W. Scripps are directors of the Issuer and, as compensation for their Board service, have received options to purchase Class A Common Shares and restricted stock units that will be settled in Class A Common Shares upon vesting. These Reporting Persons may receive annual awards of options or restricted stock units in the future in accordance with the Issuer’s current Board compensation program.

Item 7.	Material to be Filed as Exhibits

1.	Joint Filing Agreement and Power of Attorney signed by the new Reporting Persons.

2.	Amended and Restated Scripps Family Agreement, dated May 19, 2015.

CUSIP No. 811054402

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct and each agrees, pursuant to Rule 13d-1(k)(1)(iii), that a Joint Schedule 13D be filed on behalf of each of the undersigned in respect to the Class A Common Stock of the Issuer.

*	*
Virginia S. Vasquez, individually and as co-executor of the estate of Robert P. Scripps, Jr.	Rebecca Scripps Brickner, individually and as co-executor of the estate of Robert P. Scripps, Jr.

*	*
Edward W. Scripps, Jr.	Corina S. Granado

*	*
Jimmy R. Scripps	Mary Ann S. Sanchez

*	*
Margaret Scripps Klenzing	William H. Scripps

*	*
Marilyn S. Wade	Adam R. Scripps

*	*
William A. Scripps	Gerald J. Scripps

*	*
Charles E. Scripps, Jr.	Eli W. Scripps

*	*
Jonathan L. Scripps	Peter M. Scripps

*	*
Barbara Victoria Scripps Evans	Molly E. McCabe

/s/ Tracy Tunney Ward	June 5, 2015
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO PETER M. SCRIPPS	JOHN P. SCRIPPS TRUST FBO PAUL K. SCRIPPS UNDER AGREEMENT DATED 2/10/77

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

*	*
Peter R. La Dow, Trustee	Peter R. La Dow, Trustee

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

JOHN P. SCRIPPS TRUST EXEMPT TRUST UNDER AGREEMENT DATED 2/10/77	JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO BARBARA SCRIPPS EVANS

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

*	*
Peter R. La Dow, Trustee	Peter R. La Dow, Trustee

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

THE MARITAL TRUST OF THE LA DOW FAMILY TRUST	ANNE M. LA DOW TRUST UNDER AGREEMENT DATED 10/27/2011

*	*
Peter R. La Dow, Trustee	Anne La Dow, Trustee

THE LA DOW FAMILY TRUST UNDER AGREEMENT DATED 6/29/2004

*
Peter R. La Dow, Trustee

/s/ Tracy Tunney Ward	June 5, 2015
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

JOHN PETER SCRIPPS 2013 REVOCABLE TRUST DTD DECEMBER 20, 2013	JOHN P. SCRIPPS TRUST FBO ELLEN MCRAE SCRIPPS UNDER AGREEMENT DATED 12/28/84

*	*
John P. Scripps, Trustee	Paul K. Scripps, Trustee
JOHN P. SCRIPPS TRUST FBO DOUGLAS A. EVANS UNDER AGREEMENT DATED 12/28/84	DOUGLAS A. EVANS 1983 TRUST

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

ELLEN M. SCRIPPS KAHENY REVOCABLE TRUST DTD APRIL 17, 2014	VICTORIA S. EVANS TRUST UNDER AGREEMENT DATED 5/19/2004

*	*
Ellen M. Scripps Kaheny, Trustee	Barbara Scripps Evans, Trustee

PETER M. SCRIPPS TRUST UNDER AGREEMENT DATED 11/13/2002	PAUL K. SCRIPPS FAMILY REVOCABLE TRUST

*	*
Peter M. Scripps, Trustee	Paul K. Scripps, Trustee

THOMAS S. EVANS IRREVOCABLE TRUST UNDER AGREEMENT DATED 11/13/2012	SCRIPPS FAMILY 1992 REVOCABLE TRUST, DATED 06-09-92

*	*
Barbara Victoria Scripps Evans, Trustee	William H. Scripps, Trustee

*
Kathy Scripps, Trustee

/s/ Tracy Tunney Ward	June 5, 2015
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

*	*
Thomas S. Evans	Douglas A. Evans

*	*
Julia Scripps Heidt	Paul K. Scripps

*	*
Charles Kyne McCabe	Peter R. La Dow

*	*
J. Sebastian Scripps	Anne La Dow

*	*
Wendy E. Scripps	Nackey E. Scagliotti

*	*
Cynthia J. Scripps	Elizabeth A. Logan

*	*
Mary Peirce	John P. Scripps

*	*
Eva Scripps Attal	Megan Scripps Tagliaferri

*	*
Eaton M. Scripps	Kathy Scripps

*	*
Ellen M. Scripps Kaheny	Wesley W. Scripps

*	*
Careen Cardin	Cody Dubuc

*	*
R. Michael Scagliotti	Sam D.F. Scripps

*	*
Welland H. Scripps	William A. Scripps, Jr.

/s/ Tracy Tunney Ward	June 5, 2015
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

*	*
Kendall S. Barmonde	Charles L. Barmonde

*	*
Manuel E. Granado	Geraldine Scripps Granado

*	*
Raymundo H. Granado, Jr.	Anthony S. Granado

*	*
Ellen B. Granado	Crystal Vasquez Lozano

*	*
Elizabeth Scripps	James Bryce Vasquez

*	*
John Patrick Scripps	Keon Korey Vasquez

*	*
Peggy Scripps Evans	Samuel Joseph Logan

*	*
Maxwell Christopher Logan	Savannah Brickner

*	*
Monica Holcomb	Samantha Brickner

THE MONICA HOLCOMB 2015 TRUST

*
Monica Holcomb, Trustee

/s/ Tracy Tunney Ward	June 5, 2015
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

APPENDIX A

The following table sets forth the name, residence or business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted for each new Reporting Person.

Name and Residence or Business Address	If an Individual: Principal Occupation or Employment and Name, Principal Business and Address of Organization in which Employment Conducted	If an Entity: State or Other Place of Organization and Principal Business

Monica Holcomb c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

The Monica Holcomb 2015 Trust c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017		Nevada

Savannah Brickner c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

Samantha Brickner c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

CUSIP No. 811054402

APPENDIX B

The following table sets forth as of May 22, 2015: (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person, excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated, (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all Common Voting Shares beneficially owned by the Reporting Persons unless otherwise indicated, and (iii) the percentage of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person. Except as otherwise noted in the table, each Reporting Person has (x) sole voting power (to the extent such shares are entitled to vote) with respect to the Class A Common Shares listed under column (i), (y) sole dispositive power with respect to the Common Voting Shares and Class A Common Shares listed under column (i), and (z) shared voting power with respect to the Common Voting Shares listed under column (ii).

Subject to the Scripps Family Agreement, each Common Voting Share is convertible at no cost and at any time into one Class A Common Share on a one-for-one basis. The aggregate number and percentage of Class A Common Shares (columns (ii) and (iii)) assumes the conversion of all Common Voting Shares into Class A Common Shares beneficially owned by the Reporting Person. The percentages of Common Voting Shares are based on 34,317,171 shares of the Issuer’s Common Voting Shares reported as outstanding as of April 30, 2015 in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (the “Form 10-Q”). The percentages of Class A Common Shares are based on 94,120,270 of the Issuer’s Class A Common Shares outstanding as of April 30, 2015, as reported in the Form 10-Q.

	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to Scripps Family Agreement)		(iii) Aggregate Percentage of Class A Common Shares and Common Voting Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
Adam R. Scripps	1,604,000	1,138,108	31,533,112	32,671,220	91.9%	26.0%
Anne La Dow (2)	160,361	0	31,533,112	31,533,112	91.9%	25.1%
Anne M. La Dow Trust under Agreement dated 10/27/2011	160,361	0	31,533,112	31,533,112	91.9%	25.1%
Anthony S. Granado	100	0	31,533,112	31,533,112	91.9%	25.1%
Barbara Victoria Scripps Evans (3)	1,208,904	0	31,533,112	31,533,112	91.9%	25.1%
Careen Cardin	6,000	0	31,533,112	31,533,112	91.9%	25.1%

CUSIP No. 811054402

Charles E. Scripps, Jr.	1,603,999	492,497	31,533,112	32,025,609	91.9%	25.5%
Charles Kyne McCabe	2,269,000	1,653,308	31,533,112	33,186,420	91.9%	26.4%
Charles L. Barmonde	1,000	0	31,533,112	31,533,112	91.9%	25.1%
Cody Dubuc	7,000	0	31,533,112	31,533,112	91.9%	25.1%
Corina S. Granado	801,500	284,119	31,533,112	31,817,231	91.9%	25.3%
Crystal Vasquez Lozano	100	200	31,533,112	31,533,312	91.9%	25.1%
Cynthia J. Scripps	802,000	113,943	31,533,112	31,647,055	91.9%	25.2%
Douglas A. Evans	10,228	0	31,533,112	31,533,112	91.9%	25.1%
Douglas A. Evans 1983 Trust	17,320	0	31,533,112	31,533,112	91.9%	25.1%
Eaton M. Scripps (4)	2,249,979	486,422	31,533,112	32,019,534	91.9%	25.5%
Estate of Edith L. Tomasko	0	0	31,533,112	31,533,112	91.9%	25.1%
Edward W. Scripps, Jr. (5)	1,713,211	1,056,410	31,533,112	32,589,522	91.9%	25.9%
Eli W. Scripps	267,333	45,034	31,533,112	31,578,146	91.9%	25.1%
Elizabeth A. Logan (6)	1,740,998	22,993	31,533,112	31,556,105	91.9%	25.1%
Elizabeth Scripps	2	200	31,533,112	31,533,312	91.9%	25.1%
Ellen B. Granado	100	0	31,533,112	31,533,112	91.9%	25.1%
Ellen M. Scripps Kaheny (7)	53,118	200	31,533,112	31,533,312	91.9%	25.1%
Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	53,118	200	31,533,112	31,533,312	91.9%	25.1%
Estate of Robert P. Scripps, Jr.	1,604,000	758,108	31,533,112	32,291,220	91.9%	25.7%
Eva Scripps Attal	823,143	819,454	31,533,112	32,352,566	91.9%	25.7%
Gerald J. Scripps	280,000	38,034	31,533,112	31,571,146	91.9%	25.1%
Geraldine Scripps Granado	100	0	31,533,112	31,533,112	91.9%	25.1%
J. Sebastian Scripps (8)	1,603,998	556,950	31,533,112	32,090,062	91.9%	25.5%
James Bryce Vasquez	100	0	31,533,112	31,533,112	91.9%	25.1%
Jimmy R. Scripps	1,604,000	937,647	31,533,112	32,470,759	91.9%	25.8%
John P. Scripps (9)	86,898	200	31,533,112	31,533,312	91.9%	25.1%
John P. Scripps Trust Exempt Trust under agreement dated 2/10/77	49,382	0	31,533,112	31,533,112	91.9%	25.1%
John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans	349,018	0	31,533,112	31,533,112	91.9%	25.1%

John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84	33,780	0	31,533,112	31,533,112	91.9%	25.1%

CUSIP No. 811054402

John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84	33,780	0	31,533,112	31,533,112	91.9%	25.1%

John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77	349,018	0	31,533,112	31,533,112	91.9%	25.1%

John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps	349,018	0	31,533,112	31,533,112	91.9%	25.1%

John Patrick Scripps	1	1,400	31,533,112	31,534,512	91.9%	25.1%
John Peter Scripps 2013 Revocable Trust	86,898	200	31,533,112	31,533,312	91.9%	25.1%

Jonathan L. Scripps	267,333	116,034	31,533,112	31,649,146	91.9%	25.2%
Julia Scripps Heidt (10)	802,000	126,169	31,533,112	31,659,281	91.9%	25.2%
Kendall S. Barmonde	1,000	0	31,533,112	31,533,112	91.9%	25.1%
Keon Korey Vasquez	100	200	31,533,112	31,533,312	91.9%	25.1%
La Dow Family Trust under agreement dated 6/29/2004 (11)	305,824	0	31,533,112	31,533,112	91.9%	25.1%
Manuel E. Granado	100	0	31,533,112	31,533,112	91.9%	25.1%
Margaret Scripps Klenzing	801,996	39,319	31,533,112	31,572,431	91.9%	25.1%
Marilyn S. Wade	802,000	0	31,533,112	31,533,112	91.9%	25.1%
Mary Ann S. Sanchez (12)	1,603,999	0	32,335,111	32,335,111	94.2%	25.6%
Mary Peirce (13)	2,404,000	64,339	31,533,112	31,597,454	91.9%	25.1%
Maxwell Christopher Logan	1	0	31,533,112	31,533,112	91.9%	25.1%
Megan Scripps Tagliaferri	802,000	0	31,533,112	31,533,112	91.9%	25.1%
R. Michael Scagliotti (14)	12,063	19,771	31,533,112	31,552,883	91.9%	25.1%
Molly E. McCabe	802,000	23,416	31,533,112	31,556,528	91.9%	25.1%
Monica Holcomb (previously held by The Monica Holcomb 2015 Trust)	150	0	31,533,112	31,533,112	91.9%	25.1%
Nackey E. Scagliotti (15)	789,887	786,513	31,533,112	32,319,625	91.9%	25.7%
Paul K. Scripps (16)	1,130,216	34,267	31,533,112	31,567,379	91.9%	25.1%
Peggy Scripps Evans	2	0	31,533,112	31,533,112	91.9%	25.1%
Peter M. Scripps (17)	0	0	31,533,112	31,533,112	91.9%	25.1%
Peter R. La Dow (18)	1,402,260	0	31,533,112	31,533,112	91.9%	25.1%
Raymundo H. Granado, Jr.	100	200	31,533,112	31,533,312	91.9%	25.1%
Rebecca Scripps Brickner (19)	2,405,850	758,108	31,533,112	32,291,220	91.9%	25.7%
Samantha J. Brickner	50	200	31,533,112	31,533,312	91.9%	25.1%

CUSIP No. 811054402

Savannah Brickner	50	200	31,533,112	31,533,312	91.9%	25.1%
[The] Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)	299,124	0	31,533,112	31,533,112	91.9%	25.1%
[The] Paul K. Scripps Family Revocable Trust	0	5,168	31,533,112	31,538,280	91.9%	25.1%
[The] Peter M. Scripps Trust under agreement dated 11/13/2002	0	0	31,533,112	31,533,112	91.9%	25.1%
Thomas S. Evans	0	0	31,533,112	31,533,112	91.9%	25.1%
Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12	61,368	0	31,533,112	31,533,112	91.9%	25.1%
Victoria S. Evans Trust under agreement dated 5/19/2004	0	0	31,533,112	31,533,112	91.9%	25.1%
Virginia S. Vasquez (20)	2,405,650	806,827	31,533,112	32,339,939	91.9%	25.7%
Wendy E. Scripps	802,000	805,722	31,533,112	32,338,834	91.9%	25.7%
William A. Scripps	1,603,800	302,647	31,533,112	31,835,759	91.9%	25.3%
William H. Scripps (21)	1,604,000	182,008	31,533,112	31,715,120	91.9%	25.2%
Kathy Scripps (22)	1,604,000	182,008	31,533,112	31,715,120	91.9%	25.2%
Scripps Family 1992 Revocable Trust, dated 06-09-92	1,604,000	182,008	31,533,112	31,715,120	91.9%	25.2%
Sam D.F. Scripps	1	0	31,533,112	31,533,112	91.9%	25.1%
Samuel Joseph Logan	1	0	31,533,112	31,533,112	91.9%	25.1%
Welland H. Scripps	1	0	31,533,112	31,533,112	91.9%	25.1%
Wesley W. Scripps (23)	100	5,575	31,533,112	31,538,687	91.9%	25.1%
William A. Scripps Jr.	100	200	31,533,112	31,533,312	91.9%	25.1%

(1)	Except as otherwise noted, does not include (a) 1,604,000 Common Voting Shares, which may be deemed to be beneficially owned by Mary Peirce and Elizabeth Logan as co-trustees of a trust that holds Common Voting Shares on behalf of another Trust Beneficiary who is a minor and is not a party to the Scripps Family Agreement or (b) 801,999 Common Voting Shares, which may be deemed to be beneficially owned by Mary Ann Sanchez, as trust advisor to the Minors Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.
(2)	Also includes shares held by the Anne M. La Dow Trust under Agreement dated 10/27/2011, of which the Reporting Person is trustee. Such trust is also listed as a separate Reporting Person above.

CUSIP No. 811054402

(3)	Includes shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Peter R. La Dow and Paul K. Scripps, and (b)(i) the Douglas A. Evans 1983 Trust, (ii) the John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84, (iii) the Victoria S. Evans Trust under agreement dated 5/19/2004, and (iv) the Thomas S. Evans Irrevocable Trust under agreement dated 11/13/2012, of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.
(4)	Class A Common Shares include 89,721 shares held as trustee of a grantor retained annuity trust.
(5)	Class A Common Shares include currently exercisable options to purchase 17,136 shares.
(6)	Includes 1,604,000 Common Voting Shares held by a trust of which the Reporting Person is co-trustee with Mary Peirce for the benefit of another Trust Beneficiary who is a minor and is not a party to the Scripps Family Agreement. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as co-trustee.
(7)	Consists of shares held by the Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014, of which the Reporting Person is the trustee and sole beneficiary. Such trust is also listed as a separate Reporting Person above.
(8)	Class A Common Shares include 555,321 shares held in a charitable remainder trust of which the Reporting Person is trustee and 200 shares held by immediate family members.
(9)	Consists of shares held by the John Peter Scripps 2013 Revocable Trust dtd December 20, 2013, of which John P. Scripps is the trustee and sole beneficiary. Such trust is also listed as a separate Reporting Person above.
(10)	Class A Common Shares include 16,156 shares held by a foundation over which the Reporting Person may be deemed to have voting and/or dispositive power.
(11)	Includes shares held by the Survivor’s Trust of the La Dow Family Trust under agreement dated 6/29/2004 and the Marital Trust of the La Dow Family Trust under agreement dated 6/29/2004. The Marital Trust is also listed as a separate Reporting Person above. Peter R. La Dow is the trustee of all of these trusts.
(12)	Includes 801,999 Common Voting Shares, which may be deemed to be beneficially owned by the Reporting Person, as trust advisor to the Minors Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.

CUSIP No. 811054402

(13)	Class A Common Shares include currently exercisable options to purchase 37,405 shares. Common Voting Shares include 1,604,000 shares held by a trust of which the Reporting Person is co-trustee with Elizabeth Logan for the benefit of another Trust Beneficiary who is a minor and is not a party to the Scripps Family Agreement. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as co-trustee.
(14)	Class A Common Shares include 19,771 shares held by a foundation over which the Reporting Person may be deemed to have shared voting and/or dispositive power.
(15)	Class A Common Shares include (a) currently exercisable options to purchase 45,973 shares and (b) 19,771 shares held by a foundation over which the Reporting Person may be deemed to have shared voting and/or dispositive power.
(16)	Class A Common Shares include currently exercisable options to purchase 25,704 shares. Class A Common Shares and Common Voting Shares also include shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Ms. Evans and Mr. La Dow, and (b)(i) the John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84 and (ii) the Paul K. Scripps Family Revocable Trust, of which the Reporting Person is trustee. Such trusts are also listed as separate Reporting Persons above.
(17)	Reporting Person is the trustee of the Peter M. Scripps Trust under agreement dated 11/13/2002. Such trust is also listed as a separate Reporting Person above.
(18)	Includes shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust FBO under agreement dated 2/10/77 Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Ms. Evans and Mr. P. K. Scripps, and (b)(i) the Marital Trust of the La Dow Family Trust, and (ii) the La Dow Family Trust under agreement dated 6/29/2004 (excluding shares already accounted for held in the Marital Trust of the La Dow Family Trust), of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.
(19)	Class A Common Shares and Common Voting Shares include shares held by the Estate of Robert P. Scripps, Jr., of which the Reporting Person is co-executor with Virginia S. Vasquez. The Estate of Robert P. Scripps, Jr. also listed as a separate Reporting Person above.
(20)	Class A Common Shares and Common Voting Shares include shares held by the Estate of Robert P. Scripps, Jr., of which the Reporting Person is co-executor with Rebecca Scripps Brickner. The Estate of Robert P. Scripps, Jr. also listed as a separate Reporting Person above.

CUSIP No. 811054402

(21)	Consists of shares held in The Scripps Family 1992 Revocable Trust, dated 06-09-92, of which the Reporting Person and Kathy Scripps, his wife, are co-trustees; however, Kathy Scripps does not have power to vote the Common Voting Shares but may be deemed to have such power due to the Reporting Person’s voting power. Such trust is also listed as a separate Reporting person above.
(22)	Consists of shares held in The Scripps Family 1992 Revocable Trust, dated 06-09-92, of which the Reporting Person and William H. Scripps, her husband, are co-trustees. The Reporting Person does not have voting power over the Common Voting Shares, but may be deemed to have such power due to William H. Scripps’ voting power. The Scripps Family 1992 Revocable Trust, dated 06-09-92 is also listed as a separate Reporting Person above.
(23)	Class A Common Shares include currently exercisable options to purchase 4,376 shares.

CUSIP No. 811054402

APPENDIX C

For each Reporting Person listed below, the following table sets forth information regarding transactions in the Common Voting Shares and Class A Common Shares during the 60 days ended May 22, 2015 (or earlier in some cases), including the aggregate number of shares acquired or disposed of, the amount and source of the funds (if applicable), if any such funds were borrowed, a description of the transaction and the parties thereto, the date of the transaction, the price per share and where and how the transaction was effected.

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share	Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction
Careen Cardin	395,000 Common Voting Shares (disposed)	January 27, 2015	$29.5M	$74.71	sale through right of first refusal process	personal funds	n/a
Cody Dubuc	394,000 Common Voting Shares (disposed)	January 27, 2015	$29.4M	$74.71	sale through right of first refusal process	personal funds	n/a
Eva Scripps Attal	21,143 Common Voting Shares (acquired)	January 27, 2015	$1.6M	$74.71	purchase through right of first refusal process	personal funds	n/a
Gerald J. Scripps	12,667 Common Voting Shares (acquired)	January 27, 2015	$0.9M	$74.71	purchase through right of first refusal process	personal funds	n/a
Eaton M. Scripps	645,979 Common Voting Shares (acquired)	January 27, 2015	$48.3M	$74.71	purchase through right of first refusal process	personal funds	n/a
Edward W. Scripps, Jr.	109,211 Common Voting Shares (acquired)	January 27, 2015	$8.2M	$74.71	purchase through right of first refusal process	n/a	n/a
Virginia S. Vasquez	297 Common Voting Shares (disposed)	January 27, 2015	n/a	n/a	gift to children	n/a	n/a
Crystal Vasquez Lozano	99 Common Voting Shares (acquired)	January 27, 2015	n/a	n/a	gift from mother (Virginia Vasquez)	n/a	n/a
James Bryce Vasquez	99 Common Voting Shares (acquired)	January 27, 2015	n/a	n/a	gift from mother (Virginia Vasquez)	n/a	n/a
Keon Korey Vasquez	99 Common Voting Shares (acquired)	January 27, 2015	n/a	n/a	gift from mother (Virginia Vasquez)	n/a	n/a
Virginia S. Vasquez	50 Common Voting Shares (disposed)	January 30, 2015	n/a	n/a	gift to Monica Holcomb 2015 Trust	n/a	n/a

CUSIP No. 811054402

Rebecca Scripps Brickner	50 Common Voting Shares (disposed)	January 30, 2015	n/a	n/a	gift to Monica Holcomb 2015 Trust	n/a	n/a
Nackey E. Scagliotti	50 Common Voting Shares (disposed)	January 30, 2015	n/a	n/a	gift to Monica Holcomb 2015 Trust	n/a	n/a
The Monica Holcomb 2015 Trust	150 Common Voting Shares (acquired)	January 30, 2015	n/a	n/a	gift from Messes. Vasquez, Brickner and Scagliotti	n/a	n/a
Rebecca Scripps Brickner	50 Common Voting Shares (disposed)	January 30, 2015	n/a	n/a	gift to child	n/a	n/a
Samantha J. Brickner	50 Common Voting Shares (acquired)	January 30, 2015	n/a	n/a	gift from mother (Rebecca Brickner)	n/a	n/a
Rebecca Scripps Brickner	50 Common Voting Shares (disposed)	February 20, 2015	n/a	n/a	gift to child	n/a	n/a
Savannah Brickner	50 Common Voting Shares (acquired)	February 20, 2015	n/a	n/a	gift from mother (Rebecca Brickner)	n/a	n/a
The Monica Holcomb 2015 Trust	150 Common Voting Shares (disposed)	February 20, 2015	n/a	n/a	distribution from trust	n/a	n/a
Monica Holcomb	150 Common Voting Shares (acquired)	February 20, 2015	n/a	n/a	distribution from trust	n/a	n/a
Cynthia J. Scripps	100,000 Class A Common Shares (disposed)	February 26, 2015	$7.3M	$73.06	market sale	n/a	n/a
Gerald J. Scripps	75,000.00 Class A Common Shares (disposed)	February 26, 2015	$5.5M	$73.72	market sale	n/a	n/a
J. Sebastian Scripps	550,000 Class A Common Shares (disposed)	February 27, 2015	$39.6M	$72.09	sale to Issuer	n/a	n/a
Elizabeth A. Logan	1,638,108 Class A Common Shares (disposed)	February 27, 2015	$118.1M	$72.09	sale to Issuer	n/a	n/a
Mary Peirce	1,638,108 Class A Common Shares (disposed)	February 27, 2015	$118.1M	$72.09	sale to Issuer	n/a	n/a

CUSIP No. 811054402

Mary Ann S. Sanchez	819,054 Class A Common Shares (disposed)	February 27, 2015	$59.0M	$72.09	sale to Issuer	n/a	n/a
Edward W. Scripps, Jr.	8,568 Class A Common Shares (acquired)	March 18, 2015	$0.4M	$47.87	option exercise	personal funds	n/a
Edward W. Scripps, Jr.	8,568 Class A Common Shares (disposed)	March 18, 2015	$0.6M	$70.8594	sale of shares acquired by option exercise	n/a	n/a
Jonathan L. Scripps	100 Class A Common Shares (disposed)	March 24, 2015	$7,118	$71.18	market sale	n/a	n/a
Edward W. Scripps, Jr.	1,400 Class A Common Shares (disposed)	March 25, 2015	n/a	n/a	gift	n/a	n/a
William H. Scripps	31,900 Class A Common Shares (disposed)	March 25, 2015	n/a	n/a	gift by trust	n/a	n/a
Kathy Scripps	31,900 Class A Common Shares (disposed)	March 25, 2015	n/a	n/a	gift by trust	n/a	n/a
Scripps Family 1992 Revocable Trust, dated 06-09-92	31,900 Class A Common Shares (disposed)	March 25, 2015	n/a	n/a	gift by trust	n/a	n/a
William A. Scripps	198 Common Voting Shares (disposed)	April 7, 2015	n/a	n/a	gift to children	n/a	n/a
Wesley W. Scripps	99 Common Voting Shares (acquired)	April 7, 2015	n/a	n/a	gift from father (William A. Scripps)	n/a	n/a
William A. Scripps Jr.	99 Common Voting Shares (acquired)	April 7, 2015	n/a	n/a	gift from father (William A. Scripps)	n/a	n/a
Corina S. Granado	495 Common Voting Shares (disposed)	April 7, 2015	n/a	n/a	gift to children	n/a	n/a
Geraldine Scripps Granado	99 Common Voting Shares (acquired)	April 7, 2015	n/a	n/a	gift from mother (Corina Granado)	n/a	n/a
Raymundo H. Granado, Jr.	99 Common Voting Shares (acquired)	April 7, 2015	n/a	n/a	gift from mother (Corina Granado)	n/a	n/a

CUSIP No. 811054402

Anthony S. Granado	99 Common Voting Shares (acquired)	April 7, 2015	n/a	n/a	gift from mother (Corina Granado)	n/a	n/a
Ellen B. Granado	99 Common Voting Shares (acquired)	April 7, 2015	n/a	n/a	gift from mother (Corina Granado)	n/a	n/a
Manuel E. Granado	99 Common Voting Shares (acquired)	April 7, 2015	n/a	n/a	gift from mother (Corina Granado)	n/a	n/a
Nackey E. Scagliotti	4,284 Class A Common Shares (acquired)	April 8, 2015	$0.2M	$47.87	option exercise	n/a	n/a
Samantha J. Brickner	200 Class A Common Shares (acquired)	April 13, 2015	n/a	n/a	GRAT distribution	n/a	n/a
Elizabeth A. Logan	71,515 Class A Common Shares (disposed)	April 30, 2015	n/a	$70.20	contribution to exchange fund	n/a	n/a
Cynthia J. Scripps	4,776 Class A Common Shares (disposed)	May 11, 2015	n/a	n/a	gift	n/a	n/a
Mary Peirce	5,162 Class A Common Shares (no effect)	May 12, 2015	n/a	n/a	option grant	n/a	n/a
Wesley W. Scripps	5,162 Class A Common Shares (no effect)	May 12, 2015	n/a	n/a	option grant	n/a	n/a
Mary Peirce	1,077 Class A Common Shares (no effect)	May 12, 2015	n/a	n/a	RSU grant	n/a	n/a
Wesley W. Scripps	1,077 Class A Common Shares (no effect)	May 12, 2015	n/a	n/a	RSU grant	n/a	n/a
Nackey E. Scagliotti	999 Class A Common Shares (acquired)	May 13, 2015	n/a	n/a	RSU conversion	n/a	n/a

Mary Peirce	999 Class A Common Shares (acquired)	May 13, 2015	n/a	n/a	RSU conversion	n/a	n/a
Wesley W. Scripps	999 Class A Common Shares (acquired)	May 13, 2015	n/a	n/a	RSU conversion	n/a	n/a

CUSIP No. 811054402

Charles Kyne McCabe	15,000 Class A Common Shares (acquired)	May 14, 2015	$.99M	$66.0629	open market purchase	personal funds	n/a
Jimmy R. Scripps	100,000 Class A Common Shares (disposed)	May 11-15, 2015	$6.6M	$66.40	market sale	n/a	n/a
Rebecca Scripps Brickner	264,319 Class A Common Shares (disposed)	May 11-15, 2015	$17.6M	$66.41	market sale	n/a	n/a
Margaret Scripps Klenzing	300,000 Class A Common Shares (disposed)	May 11-15, 2015	$20.0M	$66.61	market sale	n/a	n/a
Mary Ann S. Sanchez	394,119 Class A Common Shares (disposed)	May 11-15, 2015	$26.2M	$66.37	market sale	n/a	n/a
Adam R. Scripps	500,000 Class A Common Shares (disposed)	May 11-15, 2015	$33.2M	$66.39	market sale	n/a	n/a
William A. Scripps	500,000 Class A Common Shares (disposed)	May 11-15, 2015	$33.2M	$66.40	market sale	n/a	n/a
Eli W. Scripps	75,000 Class A Common Shares (disposed)	May 11-15, 2015	$33.2M	$66.41	market sale	n/a	n/a
Mary Peirce	100,000 Class A Common Shares (disposed)	May 11-15, 2015	$5.0M	$66.40	market sale	n/a	n/a
Corina S. Granado	100,000 Class A Common Shares (disposed)	May 11-15, 2015	$6.6M	$66.40	market sale	n/a	n/a
Virginia S. Vasquez	100,000 Class A Common Shares (disposed)	May 11-15, 2015	$6.6M	$66.40	market sale	n/a	n/a
Nackey E. Scagliotti	118,229 Class A Common Shares (acquired)	May 20, 2015	n/a	n/a	GRAT distribution	n/a	n/a
Virginia S. Vasquez	100,000 Class A Common Shares (disposed)	May 21, 2015	$6.9M	$68.60	market sale	n/a	n/a

CUSIP No. 811054402

Exhibit 1

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 26th day of January, 2015.

/s/ Monica Holcomb

Name: Monica Holcomb

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 26th day of January, 2015.

/s/ Monica Holcomb and Miramar Fiduciary Corporation, Co-Trustees

Name: The Monica Holcomb 2015 Trust

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 10th day of February, 2015.

/s/ Savannah Brickner

Name: Savannah Brickner

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 14th day of January, 2015.

/s/ Samantha J. Brickner

Name: Samantha J. Brickner

CUSIP No. 811054402

Exhibit 2

AMENDED AND RESTATED SCRIPPS FAMILY AGREEMENT

This Amended and Restated Scripps Family Agreement (this “Agreement”) is entered into this 19th day of May, 2015 by the undersigned individuals (the “Family Shareholders”), The E.W. Scripps Company, an Ohio corporation (“E.W. Scripps”), and Scripps Networks Interactive, Inc., an Ohio corporation (“Scripps Networks Interactive”). The term “Company” shall mean E.W. Scripps and Scripps Networks Interactive, severally.

WHEREAS, the undersigned individuals, E.W. Scripps and Scripps Networks Interactive are parties to the Scripps Family Agreement, dated October 15, 1992 (the “Original Family Agreement”), as modified and amended by (a) the Acknowledgement dated October 15, 1992 (the “1992 Comcast Acknowledgement”), (b) the 2008 Amendments to Scripps Family Agreement, which became effective May 8, 2008 (the “2008 SNI Amendment”), (c) the June 2014 Amendments, which became effective June 21, 2014, and (d) the Amendment to Scripps Family Agreement dated July 31, 2014 (the “2014 Journal Amendment”) (as so amended, the “Amended Family Agreement”) and desire to amend and restate the Amended Family Agreement to consolidate its provisions and make further amendments thereto;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Family Shareholders and the Company each hereby irrevocably agree to amend, restate and supersede in its entirety the Amended Family Agreement as follows.

Section 1. Background and Effectiveness.

(a) Scripps Trust.

(i) The undersigned individuals are descendants of Edward W. Scripps, founder of the predecessor company to E.W. Scripps, also named The E.W. Scripps Company, a Delaware corporation (the “Original Company”), and controlling person thereof from 1878 to 1922.

(ii) Edward W. Scripps believed that the Original Company was an institution impressed with a public interest because of its engagement in the publishing of daily newspapers and that the exercise of control over the Original Company carried a responsibility to maintain the independence and integrity of its newspapers, and to this end he established a trust in 1922, with Robert P. Scripps, one of his sons, as initial trustee, to hold the controlling interest in the capital stock of the Original Company (the “Scripps Trust”).

(iii) Family Shareholders are convinced of the wisdom and farsightedness of Edward W. Scripps’ views and believe that because of the important position occupied by the Company in the communications industry in the United States it would be in the best interests of the Company, its shareholders, its employees and the public for the Family Shareholders to take steps to preserve the independence and integrity of the Company by restricting transfer and governing voting of Common Voting Stock (as defined below, but not Class A Stock (as defined below)) to be owned by them.

(iv) In light of the objectives set forth above, the Family Shareholders entered into this Agreement for the purpose of restricting the transfer and governing the voting of the Common Voting Stock to be received on termination of the Scripps Trust

2

and all other shares of Common Voting Stock (or shares of stock of the Company with comparable or unlimited voting rights) that they may own of record or beneficially at, or acquire after, such termination (such Shares and such other shares being herein referred to collectively as the “Shares”).

(v) Upon the death of Robert P. Scripps, Jr. on October 18, 2012 (the “Trust Termination Date”), the last to survive of the four children of Robert P. Scripps who were living at the death of Edward W. Scripps in 1926 (such children being Charles E. Scripps, Robert P. Scripps, Jr., Margaret S. Buzzelli and Nackey S. Loeb), the Scripps Trust terminated and all shares of Class A Stock and Common Voting Stock held by the Scripps Trust were distributed to the beneficiaries thereof, including certain of the Family Shareholders, on March 14, 2013.

(b) Comcast Merger and E.W. Scripps Spin-off.

(i) The Original Company, Scripps Howard, Inc., an Ohio corporation and wholly owned subsidiary of the Original Company and successor to the Original Company (“New Scripps”) and Comcast Corporation, a Pennsylvania corporation (“Comcast”) entered into an Agreement and Plan of Merger dated October 28, 1995 (the “Comcast Merger Agreement”) pursuant to which Comcast acquired the cable television business of the Original Company by the merger of the Original Company into Comcast (the “Comcast Merger”) immediately following the distribution by the Original Company to its stockholders of shares of the capital stock of New Scripps (the “E.W. Scripps Spin-off”).

(ii) On May 31, 1996 following the E.W. Scripps Spin-off and the Merger, New Scripps succeeded to and continued to conduct the newspaper, television broadcasting, and entertainment businesses that had been conducted by the Original Company and changed its name to The E.W. Scripps Company (the entity previously defined above as “E.W. Scripps”).

3

(iii) Pursuant to the E.W. Scripps Spin-off, the holders of common voting stock, $.01 par value, of the Original Company, which was the class of stock that was originally subject to the Original Family Agreement, became the holders of common voting shares, $.01 par value, of E.W. Scripps (the “EWS Common Voting Shares”), and the holders of Class A common stock, $.01 par value, of the Original Company became the holders of Class A common shares, $.01 par value, of E.W. Scripps (the “EWS Class A Common Shares”). The EWS Common Voting Shares are equivalent in all material respects to the common voting stock of the Original Company, and the EWS Class A Common Shares of E.W. Scripps are equivalent in all material respects to the class A common stock of the Original Company and, pursuant to the 1992 Comcast Acknowledgement, E.W. Scripps was confirmed by the then requisite parties to this Agreement as the successor to the Original Company and the EWS Common Voting Shares became subject to the terms hereof.

(c) Spin-off of Scripps Networks Interactive.

(i) On July 1, 2008, E.W. Scripps effected a spin-off of Scripps Networks Interactive, which was a wholly-owned subsidiary of E.W. Scripps, by way of a pro rata distribution of 100% of the shares of Scripps Networks Interactive (the “SNI Spin-off”), such that each of the shareholders of E.W. Scripps received one Class A common share, $.01 par value, of Scripps Networks Interactive (the “SNI Class A Common Shares”) for each EWS Class A Common Share held of record on the record date for the SNI Spin-off and one common voting share, $.01 par value, of Scripps Networks Interactive (the “SNI Common Voting Shares”) for each EWS Common Voting Share held of record on the record date for the SNI Spin-off.

4

(ii) Following the SNI Spin-off, E.W. Scripps continued to conduct the newspaper, television broadcasting and licensing businesses conducted by it prior to the SNI Spin-off through various subsidiaries, and Scripps Networks Interactive continued to conduct the networks and interactive media businesses that were conducted by E.W. Scripps through various subsidiaries.

(iii) As set forth in the 2008 SNI Amendment, signed by the then requisite parties to this Agreement, E.W. Scripps and Scripps Networks Interactive, all of the terms of this Agreement, including, without limitation, provisions restricting transfer and governing voting, apply to the SNI Common Voting Shares that the Family Shareholders received upon termination of the Scripps Trust and any other SNI Common Voting Shares (or shares of Scripps Networks Interactive of comparable or unlimited voting rights) that they owned of record or beneficially at, or acquire after, such termination as if such parties and Scripps Networks Interactive had executed a separate family agreement relating to SNI Common Voting Shares and containing the same provisions as this Agreement.

(iv) Following the SNI Spin-off, the “Family Shareholders” include Family Shareholders of E. W. Scripps and Scripps Networks Interactive, severally; the terms “Common Voting Stock” and “Shares” mean the EWS Common Voting Shares and SNI Common Voting Shares, severally; the term “Class A Stock” means EWS Class A Common Shares and SNI Class A Common Shares, severally.

5

(d) E.W. Scripps and Journal Communications Merger and Spin-off.

(i) On July 31, 2014, E.W. Scripps and Journal Communications, Inc. (“Journal Communications”) entered into a merger agreement pursuant to which E.W Scripps and Journal Communications agreed to combine their broadcast operations and spin off and then merge their newspapers, resulting in two separately traded public companies (the “EWS-Journal Transactions”). E.W. Scripps will continue as the broadcast and digital media company and retain The E.W. Scripps Company name, with its subsidiary owning the broadcast and digital media business formerly owned by Journal Communications. The newspaper company will be called Journal Media Group, Inc. (“Journal Media Group”), and will own the newspaper businesses formerly owned by Journal Communications and E.W. Scripps.

(ii) Upon closing of the EWS-Journal Transactions, (A) Journal Communications’ Class A and Class B shareholders will receive 0.5176 EWS Class A Common Shares and 0.1950 shares in Journal Media Group for each Journal Communications share and (B) E.W. Scripps shareholders will receive 0.2500 shares in Journal Media Group for each EWS Class A Common Share and each EWS Common Voting Share. Journal Media Group will have one class of stock.

(iii) Section 17(a) of this Agreement provides that its terms will apply to a successor entity of the Company (including as a result of a spin-off) and the shares of such successor entity that has a similar capital structure to the Company. As set forth in the 2014 Journal Amendment signed by the then requisite parties to this Agreement, notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall not apply to any shares of capital stock of any entity (or successor entity) owning the newspapers published by the E.W. Scripps or its subsidiaries and the newspapers

6

published by Journal Communications, Inc. or its subsidiaries, including the Milwaukee Journal Sentinel, that become owned by any Family Shareholder at any time after July 31, 2014, and such entity (or successor entity) shall not be considered a successor or spun-off subsidiary as such terms are used in Section 17(a)(ii) hereof. If the EWS-Journal Transactions do not close by December 31, 2015, this Section 1(d)(iii) will no longer be effective.

(e) Effectiveness. The provisions of this Agreement that restrict transfer and govern voting of the Shares became effective on the Trust Termination Date because at the time of such termination, and after giving effect to the distribution of the Shares held by the Scripps Trust, the holders of at least 50% of the then outstanding shares of Common Voting Stock were parties to this Agreement.

Section 2. Transfer; Conversion; Insolvency.

(a) Restrictions on Transfer. Each Family Shareholder covenants and agrees that such Family Shareholder will not, directly or indirectly, sell, transfer, distribute, pledge, hypothecate, donate, assign, appoint or otherwise dispose of or encumber any Shares owned by such Family Shareholder, of record or beneficially, except in accordance with and subject to the terms of this Agreement.

(b) Restriction on Conversion. Each Family Shareholder covenants and agrees that such Family Shareholder will not convert any Shares into Class A Stock except as provided in Section 2(c) or Section 6 hereof.

(c) Insolvency. In the event of any insolvency, receivership, bankruptcy or assignment for the benefit of creditors of any Family Shareholder, any filing of a petition of bankruptcy by or against any Family Shareholder, any admission in writing of such Family Shareholder’s inability to pay his or her debts generally as they become due or

7

the commencement of any other proceeding by or against a Family Shareholder under any bankruptcy, reorganization or insolvency law or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, liquidation, moratorium, arrangements with creditors, composition or extension or any other proceeding or event of a character similar to any of the foregoing, then the Shares owned by such Family Shareholder at the date of any such event shall be deemed to be offered for sale pursuant to Section 3 hereinbelow. In the event, and to the extent, any of such Family Shareholder’s Shares are not purchased pursuant to such Section 3, such Shares shall remain the property of such Family Shareholder and shall remain subject to this Agreement unless a court of competent jurisdiction orders otherwise, in which case such Shares shall be converted into Class A Stock on a share-for-share basis and disposed of pursuant to the order of such court.

Section 3. Right to Purchase.

(a) Notice. Except as provided in Section 7 hereof, each Family Shareholder who intends to sell, transfer, distribute, assign, donate, appoint or otherwise dispose of any Shares or any interest in Shares owned of record or beneficially by such Family Shareholder (an “Offeror”) shall give each other Family Shareholder and the Company (collectively, the “Optionees”) written notice (the “First Notice”):

(i) stating the Offeror’s intention to sell or donate Shares or interests therein;

(ii) stating the total number of Shares or interests therein to be sold or donated (the “Offered Shares”);

(iii) stating the identity of the proposed purchaser or donee (if any) and the terms and manner of the proposed sale or donation to such purchaser or donee; and

(iv) offering to sell the Offered Shares to the Optionees in the order, on the terms and subject to the conditions provided in this Agreement.

8

(b) Priority. The Optionees shall have the irrevocable right to purchase the Offered Shares (the “Purchase Right”) in the following order of priority:

(i) first, the Family Shareholders belonging to the same Branch of the Family (as defined below) as the Offeror (the “First Optionees”) shall have the right to purchase all the Offered Shares, such purchases to be made in the proportion that the respective holdings of Shares by each such First Optionee bears to the aggregate holdings of Shares by all such First Optionees, and those First Optionees who purchase their full allotment of Offered Shares shall have a further right to purchase any Offered Shares not purchased by the other First Optionees, in such amounts as may be specified by them in the notice described in Section 4(a) hereof; provided that if the amounts so specified exceed the amount of remaining Offered Shares, each such Optionee shall be entitled to purchase a proportionate number of the remaining Offered Shares, in accordance with the proportion that the Offered Shares specified for purchase by such Optionee bears to the total number of Offered Shares specified for purchase by all such Optionees;

(ii) second, the Family Shareholders belonging to Branches of the Family other than that of the Offeror (the “Second Optionees”) shall have the right to purchase any Offered Shares not purchased by the First Optionees, such purchases to be made in the proportion that the respective holdings of Shares by each such Second Optionee bears to the aggregate holdings of Shares by all such Second Optionees; and those Second Optionees who purchased their full allotment of Offered Shares shall have a further right to purchase any Offered Shares not purchased by the other Second

9

Optionees, in such amounts as may be specified by them in the notice described in Section 4(b) hereof; provided that if the amounts so specified exceed the amount of remaining Offered Shares, each such Optionee shall be entitled to purchase a proportionate number of the remaining Offered Shares, in accordance with the proportion that the Offered Shares specified for purchase by such Optionee bears to the total number of Offered Shares specified for purchase by all such Optionees; and

(iii) third, unless the Offeror elects to retain such Offered Shares, the Company shall have the right to purchase any Offered Shares that have not been purchased by the other Optionees.

(c) Ownership Required. Notwithstanding anything herein to the contrary, no Family Shareholder shall be entitled to exercise a Purchase Right as an Optionee unless such Family Shareholder on the date of delivery of the First Notice owns Shares of record or beneficially.

(d) Branches of the Family. For purposes of this Agreement, there are seven “Branches of the Family”, one descended from each of the six children (whether now living or deceased) of Robert P. Scripps and one descended from John P. Scripps. Each Branch of the Family descended from Robert P. Scripps’s children shall consist of the lineal descendants of the particular child of Robert P. Scripps from whom such Branch is descended and any trust of which any such descendant is a beneficiary except the Scripps Trust. The Branch of the Family descended from John P. Scripps shall consist of the lineal descendants of John P. Scripps and any trust of which any such descendant is a beneficiary except the Scripps Trust. Lineal descendants shall include, without limitation, children adopted by the descendants of Robert P. Scripps, by the descendants of John P. Scripps or by the Family Shareholders.

10

Section 4. Procedures for Exercise of Purchase Rights.

(a) First Notice Period. Each First Optionee shall have twenty days from receipt of the First Notice to give written notice to the Offeror (with a copy thereof to each Family Shareholder and the Company) stating that such First Optionee irrevocably elects to exercise such Optionee’s Purchase Right, indicating the number of the Offered Shares subject to such Purchase Right that such Optionee will purchase, and designating the number of additional Shares such Optionee would be willing to purchase if less than all of the Offered Shares are purchased by the other First Optionees. No later than three days after the expiration of the aforesaid twenty-day period, the Offeror will give written notice to each First Optionee indicating the number of Offered Shares allocated to such Optionee.

(b) Second Notice Period. Within five days after the expiration of the aforesaid twenty-day period, if any Offered Shares have not been purchased by the First Optionees, the Offeror shall give written notice (the “Second Notice”) to the Second Optionees stating the number of Offered Shares that the First Optionees have not purchased and containing the offer to sell such Offered Shares in accordance with this Agreement. Each Second Optionee shall have twenty days from the receipt of the Second Notice to give written notice to the Offeror (with a copy thereof to each Family Shareholder and the Company) stating that such Optionee irrevocably elects to exercise such Optionee’s Purchase Right, indicating the number of the Offered Shares subject to such Purchase Right that such Optionee will purchase, and designating the number of additional Offered Shares such Optionee would be willing to purchase if less than all of the Offered Shares are purchased by the Second Optionees. No later than three days after the expiration of such twenty-day period, the Offeror will give written notice to each Second Optionee indicating the number of Offered Shares allocated to such Optionee.

11

(c) Third Notice Period. Unless the Offeror elects, by written notice to the Family Shareholders and the Company, to retain the Offered Shares that are not purchased by the First and Second Optionees, within five days after the expiration of the twenty-day period after receipt of the Second Notice, the Offeror shall give written notice (the “Third Notice”) to the Company stating the number of Offered Shares that remain unpurchased and containing the offer to sell such Offered Shares in accordance with this Agreement. The Company shall have twenty days from receipt of the Third Notice to give written notice to the Offeror (with a copy thereof to the Family Shareholders) stating that the Company irrevocably elects to exercise its Purchase Right and indicating the number of such Offered Shares that it will purchase.

(d) Waiver of Purchase Right. Any Optionee who fails during the periods specified above to given written notice of exercise of such Optionee’s Purchase Right shall be deemed to have waived such Purchase Right with respect to the Offered Shares, subject to the provisions of Section 6 hereof. If any such period expires on a day which is not a business day, the period shall be extended until the end of the next business day.

(e) Fractional Shares. If the number of Shares to which any Optionee shall have a Purchase Right shall include fractions, the Purchase Right of such Optionee shall relate to that number of Shares determined, to the extent possible, by considering any fractional Share which is equal to or more than one-half as a whole Share and by disregarding all fractional Shares less than one-half Share; provided that if any whole Shares remain unsold, such Shares shall be allocated by the Offeror in the Offeror’s sole discretion for purchase by any Optionee.

(f) Sale by All First Optionees. Notwithstanding anything herein to the contrary, if all the First Optionees are simultaneously offering to sell their Shares, then the Second Optionees shall have the first Purchase Rights and shall be deemed the First Optionees, the Second Notice shall not be required, and the Third Notice shall be given within three days after the expiration of the twenty-day period after the mailing of the First Notice.

12

Section 5. Purchase Price; Closing.

(a) Purchase Price. The purchase price to be paid to the Offeror for each of the Offered Shares purchased by an Optionee or the Company shall be paid in cash or such other form of consideration as agreed upon in writing by the Offeror and such Optionee and shall be equal to the average of the Closing Market Prices (as hereinafter defined) of shares of the Class A Stock for the 15 trading days immediately preceding the date of the First Notice (the “Cash Purchase Price”). Notwithstanding anything to the contrary in the foregoing, if the Company is to purchase Offered Shares, the Offeror may require the Company to exchange unissued or treasury shares of Class A Stock on a share-for-share basis for all or part, as the Offeror designates, of the Offered Shares to be purchased by the Company. The Company shall pay the Cash Purchase Price for all Offered Shares being purchased by it and not designated by the Offeror for exchange for Class A Stock. The Company shall retire all Offered Shares for which it has exchanged shares of Class A Stock. “Closing Market Price” shall mean the last reported sales price (regular way) of the Class A Stock on the New York Stock Exchange or on any national securities exchange on which the Class A Stock is then listed (Composite Tape) as reported by the Consolidated Tape Association or any successor organization, or if such Class A Stock is traded on the automated quotation system of The National

13

Association of Securities Dealers (NASDAQ), the last reported sales price on NASDAQ as reported by the National Association of Securities Dealers, or if such Class A Stock is not then listed on any national securities exchange or on NASDAQ, then the average of the high and low bid quotations for such stock in the over-the-counter market. If the Class A Stock is not traded on any national securities exchange, on NASDAQ or in the over-the-counter market, the “Closing Market Price” shall be the fair value of the Class A Stock determined by the regular investment banking firm of the Company, or, if the Company does not then have a regular investment banking firm, by a nationally recognized investment banking firm designated by a majority of the Optionees.

(b) Closing. The Closing for the sale of the Offered Shares shall be at 10 a.m. on the date designated in writing by the Offeror, but not earlier than 30 nor later than 60 business days following the date of mailing of the last of the First, Second or Third Notices, as the case may be (the “Closing Date”), at the principal office of the Company or at such other time and location agreed upon in writing by the Optionees and the Offeror.

(c) Deliveries at Closing. On the Closing Date, (i) the Offeror shall deliver the Offered Shares to be purchased free and clear of all pledges, liens, security interests, encumbrances, claims or equities of others or restrictions on the transfer (other than restrictions imposed by this Agreement or by applicable law), and, if delivery is by delivery of physical certificates, the certificates for such Offered Shares shall be duly endorsed in blank, or have appropriate, duly executed blank stock transfer powers attached, with signatures guaranteed by a commercial bank or trust company or a member firm of a national securities exchange and all requisite stock transfer tax stamps attached or provided for, and (ii) the Optionees shall pay the Purchase Price to

14

the Offeror, or if the Company is an Optionee and the Offeror has elected to receive Class A Stock for all or part of the Offered Shares being purchased by the Company, the Company shall deliver to the Offeror the requisite number of shares of Class A Stock registered in the name of the Offeror.

Section 6. Right of Offeror to Sell or Donate Unsold Shares Upon Conversion Into Shares of Class A Stock. If, after satisfaction by the Offeror of the requirements of Section 4, any Offered Shares remain unsold, the Offeror may elect to retain such unsold Offered Shares. If, however, after satisfying such requirements, the Offeror elects to sell, transfer, distribute, assign, donate, appoint or otherwise dispose of such Offered Shares, then the Offeror may sell, transfer, distribute, or assign such Offered Shares on whatever terms and at whatever price, or donate, appoint or otherwise dispose of such Offered Shares in whatever manner the Offeror wishes, without any further compliance by the Offeror or any transferee with the provisions of this Agreement (which provisions will continue to apply, however, to any other Shares owned of record or beneficially by the Offeror); provided that if the Offeror had included in the First Notice such Offeror’s intention to sell, transfer, distribute, assign, donate, appoint or otherwise dispose of the Offered Shares to a specific person, then such Offered Shares shall be sold, transferred, distributed, assigned, donated, appointed or otherwise disposed of to such person on the terms and in the manner indicated in the First Notice; AND PROVIDED, FURTHER, THAT THE OFFEROR, PRIOR TO ANY SALE, TRANSFER, DISTRIBUTION, ASSIGNMENT, DONATION, APPOINTMENT OR OTHER DISPOSITION OF THE OFFERED SHARES SHALL FIRST CONVERT SUCH OFFERED SHARES INTO CLASS A STOCK AND SELL, TRANSFER, DISTRIBUTE, ASSIGN, DONATE, APPOINT OR OTHERWISE DISPOSE OF ONLY THE CLASS A

15

STOCK. Notwithstanding the foregoing, if the Offeror fails to complete such sale, transfer, distribution, assignment, donation, appointment or other disposition within ninety days after the date of mailing of the last of the First, Second or Third Notices, as the case may be, such Offeror may not thereafter sell, transfer, distribute, assign, donate, appoint or otherwise dispose of such Offered Shares without again complying with the provisions of this Agreement.

Section 7. Excepted Transfers.

(a) Gifts; Testamentary Transfers; Pledges. Any Family Shareholder may, without a Purchase Right arising in favor of anyone, do the following:

(i) sell Shares to his or her lineal descendants, provided that such descendant first becomes a party to this Agreement and thereby becomes a “Family Shareholder” hereunder effective upon the receipt of such Shares and agrees that the certificates for such Shares shall bear the legend provided for in Section 12 hereof;

(ii) transfer Shares by inter vivos gift or testamentary transfer to:

(1) any member of the Branches of the Family (a “Family Descendant”) who is of legal age and not under any legal disability;

(2) any trust for the benefit of a Family Descendant, the spouse of a Family Descendant or a Charitable Organization (as defined below), provided that a majority of the trustees of the trust are (and, under the terms of the trust, are required to be) Family Descendants or that the trustees are required to vote and dispose of the Shares held under such trust at the direction of one or more Family Descendants (a “Family Trust”); and

16

(3) any of the following, or a similar or successor form of entity, formed under the laws of a state of the United States (each, a “Family Entity”): (i) company, corporation, limited liability company or partnership wholly-owned (directly or “beneficially,” as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) exclusively by, and operated for the sole benefit of, one or more Family Descendants, Family Trusts or Charitable Organizations, provided that the person(s) that operate, govern, manage or otherwise control such entity are (and, under the governing documents of such entity, are required to be) Family Descendants or are otherwise required to vote and dispose of the Shares held by such entity at the direction of one or more Family Descendants, and (ii) non-profit organization, charitable foundation, or other charitable organization, provided that the person(s) that operate, govern, manage or otherwise control such entity are (and, under the governing documents of such entity, are required to be) Family Descendants or are otherwise required to vote and dispose of the Shares held by such entity at the direction of one or more Family Descendants (a “Charitable Organization”);

provided that such Family Descendant (if the aforesaid transfer is outright), the trustees and any other persons (whether or not required to act in a fiduciary capacity) with authority regarding investment or voting of the Shares held under such Family Trust (if the aforesaid transfer is to a Family Trust) or the Family Entity and each direct or beneficial owner thereof (if the aforesaid transfer is to a Family Entity) first becomes a party to this Agreement and thereby becomes a “Family Shareholder” hereunder effective upon the receipt of such Shares and agrees that the certificates for such Shares shall bear the legend provided for in Section 12 hereof;

17

(iii) transfer Shares by testamentary transfer to his or her spouse provided that such Family Shareholder’s last will and testament provides that all Shares to be so transferred shall be converted by the estate of such Family Shareholder into shares of Class A Stock on a share-for-share basis before being so transferred; further provided that if a Family Descendant transfers Shares to a Family Trust (as described in subsection (a)(ii)(2) above), such Family Trust similarly may make outright transfers of Shares (as trust distributions or otherwise) to the spouse of any Family Descendant provided that the terms of such Family Trust require that all Shares to be so transferred shall be converted by the trustees of such Family Trust into shares of Class A Stock on a share-for-share basis before being so transferred; and

(iv) pledge Shares as collateral for money borrowed by such Family Shareholder or a member of the Branch of the Family of which such Family Shareholder is a member provided that the pledgee agrees in writing to be bound by this Agreement as if such pledgee were a member of the Branch of the Family of which such Family Shareholder is a member effective upon the receipt of such Shares.

(b) Transfers Deemed to be Offers. Notwithstanding anything to the contrary herein (i) if title to any Shares subject to any trust, including a Family Trust, or held by any Family Entity are transferred to anyone or any entity other than a Family Descendant, a Family Trust or a Family Entity pursuant to the terms of such trust or by the governing document(s) of the Family Entity, by action of the trustee(s) thereof or the governing, operating, managing or controlling body, person or entity thereof, upon termination of such trust or Family Entity, by power of appointment or otherwise (a

18

“Nonpermitted Transferee”), such Shares shall be deemed to be offered for sale pursuant to Section 3 hereof; and (ii) if a person who is a Family Descendant, Family Trust or Family Entity but who is not a party to this Agreement acquires outright any Shares held in trust or by a Family Entity, such Family Descendant, Family Entity or the trustee(s) of such Family Trust must become a party to this Agreement effective upon the receipt of such Shares or such Shares shall be deemed to be offered for sale pursuant to Section 3 hereof.

(c) Automatic Conversion on Noncomplying Transfer. Any valid transfer of Shares made without compliance with this Agreement, whether by operation of law, court or administrative order, divorce settlement or decree, or otherwise, shall result in the automatic conversion of such Shares into Class A Stock on a share-for-share basis.

Section 8. Other Stock.

(a) Application of Agreement. The terms and provisions of this Agreement apply to all shares of Common Voting Stock or shares of stock of the Company with comparable or unlimited voting rights that (i) were owned of record or beneficially by the Family Shareholders on the Trust Termination Date, (ii) were received by the Family Shareholders upon distribution from the Scripps Trust, (iii) may be issued to or received by the Family Shareholders after the Trust Termination Date in consequence of any additional issuance, purchase, exchange or reclassification of shares, any corporate reorganization or any other form of recapitalization or consolidation or merger or share split-up or share dividend or distribution, or (iv) that are otherwise acquired by the Family Shareholders in any manner whatsoever after the Trust Termination Date.

(b) Inclusion in Definition of “Shares”. Any shares of Common Voting Stock or other shares of stock that are or become subject to this Agreement pursuant to the provisions of subsection (a) of this Section 8 shall be considered “Shares” for all purposes of this Agreement.

19

Section 9. Annual and Other Meetings of Family Shareholders; Voting Agreement.

(a) Meetings Called by the Company. The Company shall call a meeting of the Family Shareholders prior to each annual or special meeting of the shareholders of the Company held after the Trust Termination Date by sending to each Family Shareholder written notice of such meeting of the Family Shareholders at least fifteen (15) days prior thereto stating the time, date and place of such meeting and the purpose or purposes thereof, each such meeting of the Family Shareholders (hereinafter referred to as a “Required Meeting”) to be held at least fifty (50) days prior to each such annual or special meeting of the Company’s shareholders unless the holders of a majority of the Shares consent in writing to holding such meeting of the Family Shareholders on an earlier date. At each Required Meeting the Company shall seek the advice of the Family Shareholders with respect to, and submit for appropriate decision by the Family Shareholders in accordance with this Section 9, each matter, including election of directors, that the Company wishes to submit to its stockholders at the annual or special meeting with respect to which the Required Meeting has been called. Appropriate officers of the Company will be available at such Required Meeting to discuss these matters (including nominees for election as directors of the Company) and such other matters as the Family Shareholders wish to discuss relating to the Company or the forthcoming annual or special meeting of the Company’s stockholders. The Company may call other meetings of the Family Shareholders by sending to each Family Shareholder written notice at least seven (7) days prior thereto stating the time, date and place of such meeting and the purpose or purposes thereof.

20

(b) Meetings Called by the Family Shareholders. The “Family Council” (as provided for in the Bylaws (as defined below) or the holders of 33% or more of the Shares may call a meeting of the Family Shareholders by sending to each Family Shareholder written notice of such meeting at least seven (7) days prior thereto stating the time, date and place of such meeting and the purpose or purposes thereof.

(c) Place and Notice of Meetings. Each meeting of the Family Shareholders called by the Company shall be held in Cincinnati, Ohio or at such other place within or without the State of Ohio as may be designated by the Company and stated in the notice of such meeting. Each meeting of the Family Shareholders called by the Family Shareholders shall be held at the place designated in the notice of such meeting by the Family Shareholders or Family Council calling such meeting. Notice of a meeting of the Family Shareholders shall be deemed sufficient for purposes of this Section 9 if delivered to each Family Shareholder a) by guaranteed overnight delivery via Federal Express (or similar service) at the address last furnished by him or her to the Company, or b) by email to the email address last furnished by him or her to the Company. A Family Shareholder may waive any notice of meeting required under this Section 9 by providing the chairperson of the meeting in question with a written waiver of notice prior to, at or after such meeting. Meetings of the Family Shareholders may be held by means of any communications equipment (e.g., telephone, video or web conferencing equipment) that enables each Family Shareholder an opportunity to participate in the meeting and to vote on matters submitted to Family Shareholders at the meeting, including an opportunity to read or hear proceedings of the meeting and to speak or

21

otherwise participate in the proceedings contemporaneously with those who will be present physically or present by the use of any such communications equipment. Any action that may be authorized or taken at a meeting of the Family Shareholders may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all of the Family Shareholders. A telegram, cablegram, electronic mail or electronic or other transmission capable of authentication that has been sent by a Family Shareholder and that contains an affirmative vote or approval of that person is a signed writing for purposes of the foregoing sentence. The date on which that telegram, cablegram, electronic mail, or electronic or other transmission is sent is the date on which the writing is signed.

(d) Proxies. Each Family Shareholder may be represented at any meeting of the Family Shareholders and may vote thereat, and execute consents, waivers and releases, and exercise any of his or her other rights, by one or more proxies appointed by a writing signed by such Family Shareholder. Any proxy so appointed must be a Family Shareholder. The writing appointing such proxy may contain instructions to such proxy on how to vote such Family Shareholder’s Shares or may provide such proxy with the power to vote such Family Shareholder’s Shares in such proxy’s discretion.

(e) Chairperson and Secretary of Meetings. The Family Shareholders shall elect a chairperson and secretary at the Family Shareholders meeting called prior to the 2015 annual meeting of the Company. The chairperson shall serve a term of three (3) years. The secretary elected at the 2015 annual meeting shall serve a term of one year. Starting with the term beginning with the 2016 annual meeting, the secretary shall serve a term of three (3) years. Thereafter, election of a chairperson and secretary shall be conducted at each Family Shareholders meeting called prior to the annual meeting of

22

the company in which the term of the currently serving chairperson and secretary ends. Election shall be by the vote of the holders of a majority of the Shares present at such meeting or represented thereat by proxy. The Family Council may fill any vacancy that may occur in the office of chairperson or secretary by electing a successor to hold office until the next succeeding meeting of the Family Shareholders. The chairperson and secretary shall have such duties as prescribed in the Bylaws.

(f) Quorum; Vote Required for Decision. The presence in person or by proxy of the holders of a majority of the Shares at a meeting of the Family Shareholders shall be sufficient to constitute a quorum for reaching decisions as provided herein on matters brought before such meeting. If a quorum is not present at a meeting of the Family Shareholders, the Family Shareholders present in person or by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. When a quorum is present at a meeting of the Family Shareholders, the vote of the holders of a majority of the Shares voting in person or by proxy shall be sufficient to reach a decision on each matter brought before such meeting, except as otherwise provided in Section 9(i) hereof and except that the vote of the holders of a plurality of the Shares voting in person or by proxy shall be sufficient to reach a decision with respect to the selection of nominees for the Company’s Board of Directors brought before such meeting. Each Family Shareholder shall be entitled, either in person or by proxy, to cast one vote for each Share owned of record or beneficially by him or her on each matter brought before any meeting of the Family Shareholders.

(g) Voting at Meetings of Family Shareholders. Voting at all meetings of the Family Shareholders may be by voice or show of hand unless any Family Shareholder requests a written ballot. The validity of proxies and ballots at each meeting shall be determined in conformity with the corporation laws of the State of Ohio.

23

(h) Voting at Meetings of Company Stockholders. Each Family Shareholder agrees, for himself or herself and his or her successors and assigns, to accept and be bound by each decision reached as provided herein with respect to each matter brought before any meeting of the Family Shareholders at which a quorum is present. Accordingly, the Family Shareholders hereby irrevocably appoint each other as their attorneys and proxies to vote their Shares on each such matter at each annual or special meeting of the Company’s stockholders, or to execute proxies, consents or authorizations to vote their Shares on each such matter at each annual or special meeting of the Company’s stockholders, in accordance with the decision reached as aforesaid on each such matter at the meeting of the Family Shareholders held immediately prior to such annual or special meeting.

(i) Bylaws. By the vote of the holders of a majority of the Shares, the Family Shareholders may adopt, and thereafter amend from time to time, bylaws with respect to such matters relating to the conduct of meetings of the Family Shareholders that are not otherwise addressed in this Section 9 (“Bylaws”).

(j) No Amendment of This Agreement. No action at any meeting of the Family Shareholders shall operate to amend any provision of this Agreement, which may be amended only as set forth in Section 16 hereof.

(k) Extension of Section 9. This Section 9 shall be effective for a period of ten years commencing on the Trust Termination Date and at any time within two years prior to the end of such ten-year period, any or all of the Family Shareholders may extend the duration of this Section 9 for an additional ten-year period, and thereafter for

24

as many additional periods, each not to exceed ten years, as they may desire, so long as each such additional extension is effected within the two years prior to the end of the most recent ten-year period. Each such extension must be effected in writing. No Family Shareholder will be bound by any such extension if he or she has not executed the writing effecting such extension.

Section 10. Disclosure Waiver. The Company and each Family Shareholder acknowledge and agree that no party hereto shall have any duty or obligation to disclose affirmatively to any other party hereto, and no party hereto shall have any right to be advised of, any material information regarding the Company at any time prior to, upon or in connection with any purchase, sale or conversion of Shares pursuant to this Agreement.

Section 11. Specific Performance. The parties agree that irrevocable damage will result to each of them in the event that this Agreement is not specifically enforced. Therefore it is agreed that the rights to, or obligations of, purchase and sale of Shares hereunder may be enforced in a court of equity or other tribunal with jurisdiction by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any party may have under this Agreement or otherwise.

25

Section 12. Legend; Transfer; Form of Ownership.

(a) Legend. Each Family Shareholder agrees to submit to the Company, upon termination of the Scripps Trust or (if later) upon becoming a party to this Agreement, and in each case from time to time thereafter as and when additional Shares are acquired by such Family Shareholder, the certificates for all Shares owned of record or beneficially by such Family Shareholder so that the Company may endorse thereon a legend reading substantially as follows:

“The Common Voting Shares represented hereby may not be sold, transferred, distributed, pledged, mortgaged, donated, assigned, appointed or otherwise disposed of or encumbered or converted into Class A Common Shares, nor may such shares be voted, nor consents or waivers given with respect thereto, except in accordance with, and such shares and the voting thereof are subject to, the provisions of the Scripps Family Agreement, as amended, a copy of which is on file at the principal office of the Company.”

(b) Transfer or Conversion Must Comply with Agreement. The parties agree that no purported transfer or conversion of Shares shall be valid, nor shall any such transfer or conversion be recorded on the stock books of the Company or be recognized by the Company, unless all the terms and conditions of this Agreement have been complied with first and the Company has or is furnished with proper evidence of such compliance.

(c) Form of Ownership. Each Family Shareholder shall hold his, her or its Shares of record in his, her or its name and not in the name of a broker or other nominee. Notwithstanding the preceding, Shares may be held in the name of Miramar Fiduciary Corporation, as nominee for the Family Shareholder. Miramar Fiduciary Corporation will keep accurate records recording the beneficial owner of any such Shares held in its name as nominee and shall provide such information to the Company upon the Company’s request.

26

Section 13. Execution.

(i) This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(ii) Commencing on July 1, 1992, this Agreement was circulated among the descendants of Robert P. Scripps and John P. Scripps for execution by them and was so executed on or before December 31, 1992 by Family Shareholders that included descendants of Edward W. Scripps to whom in the aggregate there would have been distributed (assuming for purposes of this paragraph that the Scripps Trust were to terminate on such date) such number of shares of Common Voting Stock of the Original Company as would constitute 50% or more of the shares of such stock outstanding on such date and, as a result, this Agreement became irrevocable as provided in Section 14 hereof.

Section 14. Irrevocability. Each party hereto agrees that his, her or its execution and delivery of this Agreement may not be withdrawn and that this Agreement shall be irrevocable, shall not be amended except pursuant to Section 16 hereof and shall continue in full force and effect until terminated pursuant to Section 15 hereof.

Section 15. Termination. This Agreement shall terminate upon the expiration of twenty-one years after the death of the last survivor of all of the descendants of Robert P. Scripps and John P. Scripps alive on the Trust Termination Date. Upon termination of this Agreement, each holder of record of Shares who is a party to this Agreement (or such holder’s permitted successors and assigns) shall be entitled to submit such holder’s certificate or certificates for Shares to the Company in exchange for a new certificate or certificates that shall not bear the legend set forth in Section 12.

27

Section 16. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended except in a writing signed by the Company and by parties to this Agreement who are the holders of at least 80% of the outstanding shares of Common Voting Stock owned by all parties to this Agreement at the time it is to be amended. Notwithstanding the foregoing, Section 9 of this Agreement may be amended as aforesaid by such holders without the concurrence of the Company.

Section 17. Miscellaneous.

(a) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executives, legal representatives, permitted assigns, and successors. Except as otherwise provided in Section 1(d) hereof, successors shall include, without limitation, any successor to E. W. Scripps or Scripps Networks Interactive, by merger, consolidation or sale of all or substantially all assets, or any subsidiary of E.W. Scripps or Scripps Networks Interactive that owns or operates any business thereof and is spun-off by way of a pro rata distribution of its shares to shareholders of E. W. Scripps or Scripps Networks Interactive, as the case may be, whether such subsidiary is directly or indirectly, or wholly or partly, owned by E. W. Scripps or Scripps Networks Interactive, as the case may be, and the defined terms referred to in this Agreement shall be deemed to refer to and mean such successor or spun-off subsidiary and the shares of such successor or spun-off subsidiary having voting rights comparable to Common Voting Stock of E. W. Scripps or Scripps Networks Interactive, as the case may be.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

28

Section 18. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, it being intended that all rights and obligations of the parties hereto shall be enforceable to the fullest extent permitted.

Section 19. Notices. All notices required to be given under the terms of this Agreement or that any of the parties desires to give hereunder shall be in writing and sent by guaranteed overnight delivery via Federal Express or similar service or by email, addressed as follows:

(i) if to any Family Shareholder, addressed to such Family Shareholder at such Family Shareholder’s address on the signature pages of this Agreement; and

(ii) if to The E.W. Scripps Company, addressed to:

The E.W. Scripps Company

312 Walnut Street

2800 Scripps Center

Cincinnati, OH 45202

Attention: Corporate Secretary

Julie.McGehee@scripps.com

(iii) if to Scripps Networks Interactive, Inc., addressed to:

Scripps Networks Interactive, Inc.

9721 Sherrill Boulevard

Knoxville, TN 37932

Attention: Corporate Secretary

MTalbott@scrippsnetworks.com

29

Any Family Shareholder or the Company, by notice in writing mailed or emailed to the others, may change the name and address to which notices and other communications hereunder shall be mailed. Each new Family Shareholder, upon executing this Agreement, shall indicate his, her or its address on the signature pages of this Agreement.

For the purposes of this Agreement, receipt of each notice given hereunder shall be deemed to have occurred on the third day after such notice has been sent as required herein.

[SIGNATURE PAGE FOLLOWS]

30

IN WITNESS WHEREOF, each party hereto has executed this Agreement on the date indicated below opposite such party’s signature.

THE E.W. SCRIPPS COMPANY

By:	/s/ Richard A. Boehne

Name:	Richard A. Boehne

Title:	Chairman, President & CEO

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe

Name:	Kenneth W. Lowe

Title:	Chairman, President & CEO

FAMILY SHAREHOLDER

/s/ Adam R. Scripps

Name:	Adam R. Scripps

Address:

Email address:

31

FAMILY SHAREHOLDER

/s/ Edward W. Scripps, Jr.

Name:	Edward W. Scripps, Jr.

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Margaret E. Scripps (Klenzing)

Name:	Margaret E. Scripps (Klenzing)

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Marilyn J. Scripps (Wade)

Name:	Marilyn J. Scripps (Wade)

Address:

Email address:

FAMILY SHAREHOLDER

/s/ William A. Scripps

Name:	William A. Scripps

Address:

Email address:

32

FAMILY SHAREHOLDER

/s/ Rebecca Scripps Brickner

Name:	Rebecca Scripps Brickner

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Corina S. Granado

Name:	Corina S. Granado

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Mary Ann S. Sanchez

Name:	Mary Ann S. Sanchez

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Virginia S. Vasquez

Name:	Virginia S. Vasquez

Address:

Email address:

33

FAMILY SHAREHOLDER

/s/ Charles E. Scripps, Jr.

Name:	Charles E. Scripps, Jr.

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Julia Scripps Heidt

Name:	Julia Scripps Heidt

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Charles Kyne McCabe

Name:	Charles Kyne McCabe

Address:

Email address:

FAMILY SHAREHOLDER

/s/ J. Sebastian Scripps

Name:	J. Sebastian Scripps

Address:

Email address:

34

FAMILY SHAREHOLDER

/s/ Cynthia J. Scripps

Name:	Cynthia J. Scripps

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Mary Peirce

Name:	Mary Peirce

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Eaton M. Scripps

Name:	Eaton M. Scripps

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Molly E. McCabe

Name:	Molly E. McCabe

Address:

Email address:

35

FAMILY SHAREHOLDER

/s/ Elizabeth E. Logan

Name:	Elizabeth E. Logan

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Nackey E. Scagliotti

Name:	Nackey E. Scagliotti

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Eli W. Scripps

Name:	Eli W. Scripps

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Gerald J. Scripps

Name:	Gerald J. Scripps

Address:

Email address:

36

FAMILY SHAREHOLDER

/s/ Megan Scripps Tagliaferri

Name:	Megan Scripps Tagliaferri

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Cody Dubuc

Name:	Cody Dubuc

Address:

Email address:

FAMILY SHAREHOLDER

/s/ R. Michael Scagliotti

Name:	R. Michael Scagliotti

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Charles L. Barmonde

Name:	Charles L. Barmonde

Address:

Email address:

37

FAMILY SHAREHOLDER

/s/ Samantha J. Brickner

Name:	Samantha J. Brickner

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Monica Holcomb

Name:	Monica Holcomb

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Paul K. Scripps

Name:	Paul K. Scripps, individually, as co-trustee of the John P. Scripps Trust under Agreement dated 2/10/77 FBO Peter M. Scripps, John P. Scripps Trust FBO Paul K. Scripps under Agreement dated 2/10/77, John P. Scripps Trust Exempt Trust under Agreement dated 2/10/77 and John P. Scripps Trust under Agreement dated 2/10/77 FBO Barbara Scripps Evans, and as trustee of the John P. Scripps Trust FBO Ellen McRae Scripps under Agreement dated 12/28/84 and Paul K. Scripps Family Revocable Trust

Address:

Email address:

38

FAMILY SHAREHOLDER

/s/ Barbara Victoria Scripps Evans

Name:	Barbara Victoria Scripps Evans, individually, as co-trustee of the John P. Scripps Trust under Agreement dated 2/10/77 FBO Peter M. Scripps, John P. Scripps Trust FBO Paul K. Scripps under Agreement dated 2/10/77, John P. Scripps Trust Exempt Trust under Agreement dated 2/10/77 and John P. Scripps Trust under Agreement dated 2/10/77 FBO Barbara Scripps Evans, and as trustee of the John P. Scripps Trust FBO Douglas A. Evans under Agreement dated 12/28/84, Douglas A. Evans 1983 Trust, Victoria S. Evans Trust under Agreement dated 5/19/2004 and Thomas S. Evans Irrevocable Trust under Agreement dated 11/13/2012

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Anne La Dow

Name:	Anne La Dow, individually and as trustee of the Anne M. La Dow Trust under Agreement dated 10/27/2011

Address:

Email address:

39

FAMILY SHAREHOLDER

/s/ Peter R. La Dow

Name:	Peter R. La Dow, individually, as co-trustee of the John P. Scripps Trust under Agreement dated 2/10/77 FBO Peter M. Scripps, John P. Scripps Trust FBO Paul K. Scripps under Agreement dated 2/10/77, John P. Scripps Trust Exempt Trust under Agreement dated 2/10/77 and John P. Scripps Trust under Agreement dated 2/10/77 FBO Barbara Scripps Evans, and as trustee of The Marital Trust of the La Dow Family Trust and The La Dow Family Trust under Agreement dated 6/29/2004

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Peter M. Scripps

Name:	Peter M. Scripps, individually and as trustee of the Peter M. Scripps Trust under Agreement dated 11/13/2002

Address:

Email address:

40

FAMILY SHAREHOLDER

/s/ John P. Scripps

Name:	John P. Scripps, individually and as trustee of the John Peter Scripps 2013 Revocable Trust dtd December 20, 2013

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Ellen M. Scripps Kaheny

Name:	Ellen M. Scripps Kaheny, individually and as trustee of the Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014

Address:

Email address:

41

FAMILY SHAREHOLDER

/s/ William H. Scripps

Name:	William H. Scripps, individually and as trustee of the Scripps Family 1992 Revocable Trust, dated June 9, 1992

Address:

Email address:

FAMILY SHAREHOLDER

/s/ Kathy Scripps

Name:	Kathy Scripps, individually and as trustee of the Scripps Family 1992 Revocable Trust, dated June 9, 1992

Address:

Email address:

42